AGREEMENT

          THIS AGREEMENT is made and entered into effective the 3rd day of January, 2005 (the "Effective Date"), between GLOBAL CASINOS, INC., a Utah corporation ("Global"), CASINOS U.S.A., INC. a Colorado corporation ("Casinos U.S.A.") and ASTRAEA INVESTMENT MANAGEMENT, L.P., assignor to BULL DURHAM, L.L.C. as Trustee (hereafter "Astraea").

RECITALS

          A.          Global executed a secured convertible promissory note dated May 11, 1994 payable to Astraea in the original principal amount of Seven Hundred Fifty Thousand and no/100 Dollars ($750,000) (the "Global Note").

          B.          The Global Note was amended by letter agreement dated July 31, 1996.

          C.          Global, Astraea and other parties entered into a Term Sheet dated July 25, 2002 (the "Term Sheet"), which provided for, among other things, (i) assigning the Global Note to Casinos U.S.A., with the consent of Astraea; (ii) securing the repayment of the Global Note with (a) a pledge by Global of all of its shares of common stock of Casinos U.S.A., and (b) a Security Agreement; (iii) granting Astraea an option to purchase all of the issued and outstanding shares of common stock of Casinos U.S.A.; and (iv) a voting agreement between Global and Astraea covering the election of directors of Casinos U.S.A..

          D.          Pursuant to the Term Sheet, the following agreements were executed and delivered by the parties:
1.	Agreement and Amendment to Promissory Note between Global and Astraea dated September 17, 2002 (the "Note Amendment");
2.	Assumption Agreement between Global, Casinos U.S.A. and Astraea dated September 17, 2002 (the "Assumption Agreement");
3.	Security Agreement between Casinos U.S.A. and Astraea dated September 17, 2002 (the "Security Agreement");
4.	Stock Pledge Agreement between Global and Astraea dated September 17, 2002 (the "Stock Pledge Agreement");
5.	Option Agreement between Global and Astraea dated September 17, 2002 (the "Option Agreement"); and
6.	Voting Agreement between Global and Casinos U.S.A. dated September 17, 2002 (the "Voting Agreement").

          E.          Under the terms of the foregoing agreements, the parties desire to effect the following:
1.	Retire in full the Global Note;
2.	Terminate the Stock Pledge Agreement;
3.	Provide for the purchase by Global of the option granted to Astraea under the Option Agreement and terminate the Option Agreement; and
4.	Amend the Voting Agreement.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinbelow set forth, the parties covenant and agree as follows:

          1.          Payment to Astraea. Concurrently with the execution of this Agreement, Global and Casinos U.S.A. has caused to be paid to Astraea the sum of $524,500.00 (the "Note and Option Payment").

          2.          Cancellation of Global Note. With the receipt of the Note and Option Payment, Astraea acknowledges payment in full of all sums due and owing under the Global Note and agrees that the Global Note is hereby cancelled for all purposes, and further agrees that Global and Casinos U.S.A., together with their respective officers, directors, shareholders, representatives, agents, affiliates, successors and assigns, are hereby deemed released and forever discharged from any further liability thereunder.

          3.          Cancellation of Option. With the receipt of the Note and Option Payment, Astraea hereby acknowledges that the Option granted under the Option Agreement has been purchased and redeemed in full by Global and hereby agrees that all rights of Astraea under the Option Agreement shall be deemed cancelled, terminated and of no further force or effect. Astraea covenants and agrees that with the purchase and redemption of the Option, Astraea has no further right, title or interest in and to any equity securities of Casinos U.S.A. or any right to acquire any equity securities of Casinos U.S.A.

          4.          Termination of Stock Pledge Agreement. Concurrently with the payment of the Global Note, the Stock Pledge Agreement shall be deemed terminated, cancelled and of no further legal force or effect.

          5.          Astraea Secured Notes Unimpaired. Nothing contained in this Agreement shall be deemed to impair the rights of Astraea under that secured promissory note made by Casinos U.S.A. dated January 17, 1997 in the original principal amount of Seven Hundred Eighty-three Thousand One Hundred Three and 56/100 Dollars ($783,103.56), secured by a deed of trust dated January 17, 1997 and recorded April 1, 1997 in Book 617 at Page 464 in the Real Property Records of Gilpin County, Colorado, or the rights of Astraea under that certain promissory note made by Casinos U.S.A. dated January 17, 1997 originally payable to Global in the original principal amount of Two Hundred Forty-nine Thousand Four Hundred Eighteen and 48/100 Dollars ($249,418.48), AND assigned to Astraea and secured by a deed of trust dated January 17, 1997 and recorded April 1, 1997 in Book 617 at Page 464 in the Real Property Records of Gilpin County, Colorado (hereafter collectively the "Astraea Secured Notes and Deeds of Trust"). All rights of Astraea under the Astraea Secured Notes and Deeds of Trust remain in full force and effect in accordance with their terms.

          6.          Colorado Gaming License.           Each party to this Agreement covenants and agrees that it shall exercise best efforts to preserve in full force and effect the Colorado Gaming License held by the Bull Durham Saloon and Casino ("the Bull Durham") and shall refrain from taking any action that would cause the revocation of such license.

          7.          Amendments to Voting Agreement.          The Parties acknowledge that the Voting Agreement remains in full force and effect. In view of the purchase by Global of the Option and the financial improvement of the Bull Durham the Parties hereto agree to amend the Voting Agreement as follows:
(a)	Paragraph 7 of the Voting Agreement is deleted and the following substituted in its place:

"Duration.     This Agreement shall be in effect from the date hereof and shall continue in effect until such time as Casinos USA is no longer the holder of a Retailer License or other Business Gaming License; provided, however, that the parties agree that this Agreement shall terminate at such time as the Astraea Secured Notes of Casinos USA (original principal amounts of $249,418.48 and $783,103.56) have been paid in full."

(b)	The following Paragraph 9 is added to the Voting Agreement:

"9.     Distribution of Net Profits.     The parties agree that 75% of net profits as determined under general accepted accounting principles ("GAAP") shall be dividended to Global during the term of this Agreement" on a quarterly basis if Casinos USA has such moneys in readily available cash funds, and that no other dividends or distributions shall be made to Global by Casinos USA during the term of this Agreement. The quarterly dividends shall commence the first quarter of 2005 and shall be paid by the last day of the month following the end of each calendar quarter. The remainder of net profits in excess of reasonable reserves for future commitments and contingencies shall, wherever feasible, be used for capital improvements or to defease secured debt obligations of Casinos USA in reverse order of priority."

(c)	The following Paragraph 10 is added to the Voting Agreement:

"10.     Fahey Directorship.     Fahey may, in her sole discretion without influence from any third party, resign as a director of Casinos. In the event of her resignation, her successors shall be nominated by the remaining directors, subject to the approval of the Colorado Division of Gaming. Until her resignation, Fahey shall be compensated for her current duties as a director at the rate of $5,000/month. Fahey and Astraea are hereby released from any claims or causes of action arising from the operation of the Bull Durham prior to the effective date hereof."

          8.          Dividend at Closing.          At the closing of this Agreement, Casinos will pay Global a dividend of $150,000.00.

          9.          Closing and Effective Date.          The Closing and Effective Date of this Agreement shall be January 3, 2005.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

GLOBAL CASINOS, INC.
By: /s/ Frank L. Jennings Frank L. Jennings, President
CASINOS U.S.A., INC.
By:_______________________________ Its:________________________________
ASTRAEA INVESTMENT MANAGEMENT, L.P., as Trustee

By:_____________________________________ Its:_____________________________________